Exhibit 21.1
Subsidiaries of ArcSight, Inc.

Name Under Which
Name of Subsidiary	Jurisdiction of Incorporation	Subsidiary Conducts Business
ArcSight International, Inc.	Delaware	ArcSight International, Inc.